Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors

ModusLink Global Solutions, Inc.:

We consent to the use of our reports dated October 14, 2010, with respect to the consolidated balance sheets of ModusLink Global Solutions, Inc. and subsidiaries (the Company) as of July 31, 2010 and 2009, and the related consolidated statements of operations, stockholders’ equity and cash flows for each of the years in the three-year period ended July 31, 2010, and the effectiveness of internal control over financial reporting as of July 31, 2010, incorporated by reference in this Registration Statement on Form S-8.

Our report dated October 14, 2010, on the effectiveness of internal control over financial reporting as of July 31, 2010, contains an explanatory paragraph that states that ModusLink Global Solutions, Inc. acquired TFL, LLC during the year ended July 31, 2010, and management excluded from its assessment of the effectiveness of ModusLink Global Solutions, Inc.’s internal control over financial reporting as of July 31, 2010, TFL, LLC’s internal control over financial reporting associated with total assets of $23.3 million and total revenues of $23.7 million included in the consolidated financial statements of ModusLink Global Solutions, Inc. as of and for the year ended July 31, 2010. Our audit of internal control over financial reporting of ModusLink Global Solutions, Inc. also excluded an evaluation of the internal control over financial reporting of TFL, LLC.

/s/ KPMG LLP

Boston, Massachusetts

December 17, 2010